Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees of Federated Hermes Income Securities Trust and Board of Trustees of Federated Hermes Global Allocation Fund:

We consent to the use of our reports dated January 25, 2021 with respect to the financial statements of Federated Hermes Capital Income Fund, a series of Federated Hermes Income Securities Trust, and Federated Hermes Global Allocation Fund as of November 30, 2020 incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus/proxy statement filed on Form N-14.

/s/ KPMG LLP

Boston, Massachusetts

June 9, 2021